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                                                                       Exhibit 5








                                 October 4, 1999




Infinity Broadcasting Corporation
40 West 57th Street
New York, New York 10019


Ladies and Gentlemen:

         We have acted as counsel to Infinity Broadcasting Corporation, a Delaware corporation ("Infinity" or the "Company"), in connection with the preparation and filing of the Registration Statement of the Company on Form S-4 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of shares of Class A common stock, par value $.01 per share (the "Class A Common Stock"), of the Company to be issued (the "Share Issuance") to stockholders of Outdoor Systems, Inc., a Delaware corporation ("Outdoor Systems"), pursuant to the terms of the Agreement and Plan of Merger, dated as of May 27, 1999 (as amended by Amendment No. 1 thereto dated as of June 16, 1999, the "Merger Agreement"), by and among the Company, Burma Acquisition Corp., a Delaware corporation and a direct, wholly-owned subsidiary of the Company ("Merger Sub"), and Outdoor Systems, pursuant to which Merger Sub will merge (the "Merger") with and into Outdoor Systems. Capitalized terms defined in the Merger Agreement and used but not otherwise defined herein are used herein as therein defined.

         In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, including the consent solicitation statement/proxy statement/prospectus contained therein (the "Prospectus"), the Merger Agreement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

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October 4, 1999
Page 2


         In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company contained in the Merger Agreement.

         Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that, subject to the approval of the Share Issuance by the Company's stockholders, the shares of Class A Common Stock to be issued by the Company pursuant to the Merger Agreement have been duly authorized and, when issued in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable.

         The opinion expressed herein is limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the heading "LEGAL MATTERS" in the consent solicitation statement/proxy statement/prospectus, without admitting that we are "experts" under the Securities Act or the rules and regulations promulgated thereunder with respect to any part of the Registration Statement.

                                          Very truly yours,


                                          /s/ Weil, Gotshal & Manges LLP

                                              WEIL, GOTSHAL & MANGES LLP